DMK PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

DMK Pharmaceuticals Reports Third Quarter 2023 Financial Results and Provides Corporate Update

Rebranded company to DMK Pharmaceuticals and appointed inaugural, passionate and committed leadership team to execute on new strategy to reduce opioid related deaths through enhanced sales of ZIMHI® and thus increase shareholder value

Developed holistic company growth strategy to create a cost effective, coordinated, streamlined approach to operations to increase value for patients and shareholders

Presented preclinical data for DPI-125 at the Society of Neuroscience Annual Meeting 2023 on November 13, 2023; results supported further development of DPI-125 as a potential treatment of opioid use disorder

SAN DIEGO, November 14, 2023 -- DMK Pharmaceuticals Corporation (NASDAQ: DMK), a commercial stage neuro-biotech company primarily focused on developing and commercializing products to combat the fentanyl and substance use disorder crises, today announced financial results for the third quarter ended September 30, 2023, and provided an update on recent corporate developments.

“Over the last several months, DMK has developed a holistic company growth strategy, focused on identifying and removing historic operational barriers to position the company for long-term, sustained growth,” said Eboo Versi, M.D., Ph.D., CEO of DMK Pharmaceuticals. “The change in the company name to DMK Pharmaceuticals Corporation and the new executive team are the first steps in this process. To that end, our newly appointed executives are highly skilled and passionate, bringing together a unique combination of expertise in drug development, medical marketing, fiscal prudence and sound legal oversight. We are now in a position to implement a series of changes that are designed to increase revenues and to break through the boundaries of currently available therapies that are inadequate for today’s substance use disorder challenges.”

Q3 2023 Corporate Highlights

●	In July, the Company committed to an unrestricted research grant to the Leiden University Medical Center Anesthesia and Pain Research Unit, to fund a clinical study for DMK’s lead product, ZIMHI®, led by Albert Dahan, M.D., Ph.D., a world expert on opioid-induced respiratory depression, the cause of death following an opioid overdose. Dr. Dahan had previously performed a similar study sponsored by the FDA to examine the efficacy of the generic equivalent of NARCAN®. The DMK research study is designed to evaluate the efficacy of ZIMHI®, intramuscular naloxone, versus the standard of care generic version of NARCAN®, intranasal naloxone. The expectation is that this study will provide the scientific explanation for the frequent observation that several doses of NARCAN® are required to reverse a fentanyl overdose or poisoning. The study results are expected to demonstrate the superiority of ZIMHI® in terms of speed to recovery from fentanyl-induced respiratory depression and the cost effectiveness of ZIMHI®”.

●	On August 4, 2023, the Company announced the closing of a public offering of 5,930,000 units at a public offering price of $1.35, with each unit consisting of one share of common stock (or pre-funded warrant in lieu thereof) and one warrant to purchase one share of common stock. The Company received gross proceeds of approximately $8.0 million before deducting fees and other estimated offering expenses at the closing. Subsequently, the company received additional proceeds resulting from exercises after the closing date of some of the warrants issued in the transaction.

●	On September 8, 2023 the Company changed its name to DMK Pharmaceuticals Corporation in order to better reflect its new strategic focus on advancing small molecules for the treatment of substance use disorders, and began trading under the Nasdaq ticker symbol “DMK”.

●	In October, the Company conducted a series of management changes to optimize its leadership structure and result in a more cost-effective, coordinated and streamlined approach to operations. Seth Cohen was appointed Chief Financial Officer, bringing over thirty years of financial industry experience to DMK, succeeding the outgoing interim CFO, President and Chief Operating Officer, David Marguglio. John Dorbin assumed the role of General Counsel Corporate Secretary bringing his decades of experience to help the company manage its legacy legal issues.

●	The Company presented preclinical data for DPI-125 in a poster session at the Society for Neuroscience Annual Meeting (SfN Neuroscience 2023) held on Monday, November 13, 2023 in Washington D.C. In a preclinical model of induced opioid dependent rats, DPI-125 reduced the global number of somatic signs of withdrawal (SSW) with comparable efficacy to standard of care treatments of buprenorphine and methadone. Reductions of SSW were statistically significant across all observation periods, including 0.25mg/kg DPI-125 (p<0.05), 0.5 and 1.0mg/kg DPI-125 (p’s<0.0001), 2.5mg/kg methadone (p<0.0001) and 0.05mg/kg buprenorphine (p<0.0001). At the 0.5-1.0 mg/kg dose, DPI-125 demonstrated a possibly accelerated time course versus 2.5 mg/kg methadone. These data suggest the potential utility of DPI-125 in improving outcomes of patients with opioid use disorder and support its further development for this indication.

Q3 2023 Financial Highlights

●	Revenues for the third quarter ending September 30, 2023 were $0.0 million, compared to $1.5 million for the same period in 2022. There were no product revenues for SYMJEPI® or ZIMHI® during the third quarter of 2023 due to continued sourcing issues with the syringes for SYMJEPI®, and due to the lack of orders for ZIMHI® from USWM. Revenues for the nine months ending September 30, 2023 and 2022 were approximately $1.5 million and $2.6 million, respectively. There were no product revenues for SYMJEPI® and there was a decrease in sales of ZIMHI® during the nine months ended September 30, 2023 due to continued sourcing issues with the syringes for SYMJEPI®, and due to a decrease in orders for ZIMHI® from USWM.

●	Selling, general and administrative (SG&A) expenses were $2.5 million for each of the third quarters of 2023 and 2022. SG&A expenses for the nine months ending September 30, 2023 and 2022 were $11.3 million and $10.1 million, respectively. The increase in SG&A expenses was primarily attributable to increases of approximately $1.4 million of the costs related to the acquisition of DMK and approximately $0.9 million related to increased legal expenses, offset by a decrease in compensation and employment separation expenses of approximately $1.1 million.

●	Research and development (R&D) expense for the third quarter of 2023 was $0.4 million compared to $2.0 million in the third quarter of 2022. R&D expense for the first nine months of 2023 was $2.1 million, compared to $9.5 million in the same period in 2022. The decline in both periods was due to the termination of the clinical development activity related to the Company’s previous product candidate.

●	Net loss for the combined (continued and discontinued) operations for the third quarter of 2023 was $1.4 million compared to a net loss of $4.4 million in the third quarter of 2022. The decrease in the net loss was primarily attributable to a decrease in R&D expenses of approximately $1.6 million and an increase in other income (expense) of approximately $1.2 million. Net loss for the nine months ended September 30, 2023 and 2022 was $18.9 million and $23.2 million, respectively. The decrease was primarily attributable to a decrease in R&D expenses of $7.4 million and an increase in gains recognized upon the revaluation of the warrant liabilities of $2.2 million, offset by a charge during the nine months ended September 30, 2023 of $6.5 million for DMK’s in-process research and development acquired in the merger.

●	Cash and cash equivalents as of September 30, 2023, were approximately $6.7 million. Additional cash infusions during third quarter include net proceeds of approximately $1.8 million from the sale of assets related to the discontinued US Compounding operations and net proceeds of approximately $7.1 million from the Company’s equity financing transaction that occurred in August 2023.

About DMK Pharmaceuticals

DMK Pharmaceuticals is a commercial stage neuro-biotech company primarily focused on developing and commercializing products for the treatment of opioid and substance use disorders. DMK’s commercial products approved by the FDA are designed to reduce deaths. ZIMHI® (naloxone) Injection is for the treatment of opioid, including fentanyl, overdose or poisoning, and SYMJEPI® (epinephrine) Injection if for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company is focused on developing novel therapies for opioid use disorder (OUD) and other important neuro-based conditions where patients are currently underserved. DMK believes its technologies are at the forefront of endorphin-inspired drug design with its mono, bi- and tri-functional small molecules that simultaneously modulate critical networks in the nervous system. DMK has a library of approximately 750 small molecule neuropeptide analogues and a differentiated pipeline that could address unmet medical needs by taking the novel approach to integrate with the body’s own efforts to regain balance of disrupted physiology. The Company’s lead clinical stage product candidate, DPI-125, is being studied as a potential novel treatment for OUD. DMK also plans to develop the compound for the treatment of moderate to severe pain. The Company’s other development stage product candidates include DPI-221 for bladder control problems and DPI-289 for severe end stage Parkinson’s disease. For additional information about DMK Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to anticipated future events or future results of operations, including, but not limited to, statements concerning (i) the ability of the Company to raise additional funds required to sustain the Company’s ongoing operations and fund the anticipated development activities regarding DPI-125, (ii) whether, if successfully developed, DPI-125 will receive a more favorable drug scheduling or be a more patient friendly treatment, (iii) the potential benefits of DPI-125 if successfully developed, and (iv) our ability to increase sales of our commercial products. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. These statements also assume that the Company will have or be able to obtain sufficient funding to support the activities described in this press release, continue the Company’s operations and satisfy the Company’s liabilities and obligations in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. The Company will require additional funds to sustain operations, satisfy our obligations and liabilities, and fund its ongoing operations. There are no assurances that required funding will be available at all or will be available in sufficient amounts. Failure to timely obtain any required additional funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations. If we cannot continue as a viable entity, we might be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection, and our stockholders would likely lose most or all of their investment in us. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Adamis cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s website at http://www.sec.gov.

Investor and Media Contact:

Maria Yonkoski

ICR Westwicke

203-682-7167

DMK PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	September 30, 2023	December 31, 2022
Cash and Cash Equivalents	$6,663,921	$1,081,364
Total Current Assets	7,872,061	9,272,150
Total Assets	8,957,411	10,930,840
Total Liabilities	13,922,050	11,581,605
Accumulated Deficit	(323,469,161)	(304,564,086)
Total Stockholders’ Deficit	(5,294,639)	(808,068)

DMK PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue, net	$9,062	$1,505,683	$1,469,007	$2,605,396
Costs of goods sold	338,488	1,647,585	2,487,948	3,705,697
Selling, General and Administrative	2,517,161	2,508,176	11,332,333	10,096,807
Research and Development	418,518	1,977,939	2,106,004	9,520,118
Acquired In-Process Research and Development	—	—	6,539,675	—
Loss from Operations	(3,265,105)	(4,628,017)	(20,996,953)	(20,717,226)

Total Other Income (Expense), net	1,528,857	356,808	3,242,705	(2,079,191)
Net Loss from Continuing Operations, before taxes	(1,736,248)	(4,271,209)	(17,754,248)	(22,796,417)
Net Income (Loss) from Discontinued Operations	348,202	(127,692)	(1,150,827)	(354,320)
Net Loss Applicable to Common Stock	$(1,388,046)	$(4,398,901)	$(18,905,075)	$(23,150,737)
Basic and Diluted Loss Per share	$(0.20)	$(2.05)	$(4.82)	$(10.82)
Basic and Diluted Weighted Average Shares Outstanding	7,065,673	2,142,618	3,957,733	2,140,097